Exhibit 99.1

Saga Communications, Inc.

Reports 3rd Quarter 2020 Net Revenue

Increases 43.1% Over 2nd Quarter 2020

Contact:

Samuel D. Bush

313/886-7070

Grosse Pointe Farms, MI – November 4, 2020 – November 4, 2020 – Saga Communications, Inc. (Nasdaq - SGA) reported today that third quarter revenue and related net income continue to be materially impacted by disruptions to businesses and service providers activities due to the COVID-19 pandemic. From the net revenue low point in April the Company’s revenue has significantly increased in each of the following months. The Company continues to concentrate on new revenue strategies and enhanced engagement with its existing and new advertisers.

Net revenue increased 43.1% to $24.1 million for the quarter ended September 30, 2020 compared to $16.9 million for the second quarter of 2020. Station operating income was $6.1 million for the quarter. Station operating expense decreased $4.0 million to $19.6 million for the quarter compared to the same period last year. Operating income was $247 thousand with a net loss of $950 thousand for the quarter. Diluted loss per share was -$0.16 in the third quarter of 2020. Results for the quarter include a non-cash impairment charge of $1.4 million. Without the non-cash impairment charge, the Company would have had a net income of $38 thousand or $0.01 per share. Free cash flow was $2.8 million for the quarter.

For the nine months ended September 30, 2020 net revenue was $67.1 million with station operating income of $11.4 million. Station operating expense decreased $9.2 million to $60.5 million compared to the same period last year. For the nine-month period the operating loss was $6.3 million with a net loss of $4.2 million. This includes a non-cash impairment charge of $5.2 million. Diluted loss per share was -$0.70. Free cash flow was $2.5 million for the period.

The Company’s balance sheet reflects $48.3 million in cash on hand as of September 30, 2020 and $49.8 million as of November 2, 2020. The Company’s total bank debt remained at $10 million as of the end of the quarter. Including the significant impact on its revenue, the Company’s trailing twelve-month leverage ratio is an extremely conservative 0.82, per our bank covenant calculation, and below zero when cash on hand is included in the calculation.

Capital expenditures in the third quarter were $501 thousand compared to $1.5 million for the same period last year. For the nine-month period capital expenditures were $1.9 million compared to $4.7 million for the same period last year. The Company expects to spend approximately $2.0 – 2.5 million for capital expenditures during 2020 which is down from the Company’s normative annual capital expenditures of $5.0 – 6.0 million.

Saga’s 2020 3rd Quarter conference call will be on Wednesday, November 4, 2020 at 11:00 a.m. EST. The dial-in number for the call is 973/528-0008. Enter conference code 632578. A transcript of the call will be posted to the Company’s website as soon as it is available after the call.

The Company requests that all parties that have a question that they would like to submit to the Company to please email the inquiry by 10:00 a.m. EST on November 4, 2020 to SagaIR@sagacom.com. The Company will discuss, during the limited period of the conference call, those inquiries it deems of general relevance and interest. Only inquiries made in compliance with the foregoing will be discussed during the call.

The attached Selected Supplemental Financial Data tables disclose “actual” information as well as the Company’s trailing twelve-month consolidated EBITDA.  The “actual” amounts reflect our historical financial results and include the results of operations for stations that we did not own for the entire comparable period.

Saga utilizes certain financial measures that are not calculated in accordance with generally accepted accounting principles (GAAP) to assess its financial performance. Such non-GAAP measures include same station financial information, free cash flow, station operating income, trailing 12-month consolidated EBITDA, and consolidated net leverage ratio. These non-GAAP measures are generally recognized by the broadcasting industry as measures of performance and are used by Saga to assess its financial performance including, but not limited to, evaluating individual station and market-level performance, evaluating overall operations, as a primary measure for incentive-based compensation of executives and other members of management and as a measure of financial position. Saga’s management believes these non-GAAP measures are used by analysts who report on the industry and by investors to provide meaningful comparisons between broadcasting groups, as well as an indicator of their market value. These measures are not measures of liquidity or of performance in accordance with GAAP, and should be viewed as a supplement to and not as a substitute for the results of operations presented on a GAAP basis including net operating revenue, operating income, and net income. Reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP measure are attached in the Selected Consolidated Financial Data and Supplemental Financial Data tables.

This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as “believes,” “expects,” “anticipates,” “guidance” and similar expressions are intended to identify forward-looking statements. Key risks, including risks associated with Saga’s ability to effectively integrate the stations it acquires and the impact of federal regulation on Saga’s business, are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including Item 1A of our Annual Report on Form 10-K. Readers should note that these statements may be impacted by several factors, including national and local economic changes, changes in the radio broadcast industry in general, and the effects of the ongoing COVID-19 pandemic, as well as Saga’s actual performance. Results may vary from those stated herein and Saga undertakes no obligation to update the information contained here.

Saga is a broadcasting company whose business is devoted to acquiring, developing and operating broadcast properties. Saga owns or operates broadcast properties in 27 markets, including 79 FM radio stations, 34 AM radio stations and 78 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.

Saga Communications, Inc.

Selected Consolidated Financial Data

For The Three and Nine Months Ended

September 30, 2020 and 2019

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating Results
Net operating revenue	$24,143	$31,274	$67,060	$91,281
Station operating expenses	19,616	23,600	60,467	69,642
Corporate general and administrative	2,838	2,788	8,923	8,179
Other operating expense (income), net	50	85	(1,234)	86
Impairment of broadcast licenses	1,392	—	5,149	—
Operating income (loss)	247	4,801	(6,245)	13,374
Interest expense	75	180	265	572
Interest income	(8)	(162)	(141)	(485)
Other income, net	—	(11)	(213)	(11)
Income (loss) before income tax (benefit) expense	180	4,794	(6,156)	13,298
Income tax expense (benefit)	1,130	1,460	(1,975)	3,860
Net income (loss)	$(950)	$3,334	$(4,181)	$9,438

Earnings (loss) per share:
Basic	$(0.16)	$0.56	$(0.70)	$1.59
Diluted	$(0.16)	$0.56	$(0.70)	$1.59

Weighted average common shares	5,869	5,834	5,867	5,840
Weighted average common and common equivalent shares	5,869	5,834	5,867	5,840

Free Cash Flow
Net income (loss)	$(950)	$3,334	$(4,181)	$9,438
Plus: Depreciation and amortization:
Radio Stations	1,556	1,637	4,769	4,894
Corporate	75	71	224	214
Deferred tax (benefit) provision	575	400	(1,925)	1,100
Non-cash compensation	618	532	1,799	1,656
Other operating expense (income), net	50	85	(1,234)	86
Other income, net	—	(11)	(213)	(11)
Impairment of intangible assets	1,392	—	5,149	—
Less: Capital expenditures	(501)	(1,505)	(1,880)	(4,667)
Free cash flow	$2,815	$4,543	$2,508	$12,710

	September 30,
	2020	2019
Balance Sheet Data
Working capital	$51,790	$46,234
Net fixed assets	$55,877	$59,234
Net intangible assets and other assets	$120,835	$126,325
Total assets	$243,164	$248,999
Long-term debt	$10,000	$10,000
Stockholders' equity	$188,239	$190,403

Saga Communications, Inc.

Selected Supplemental Financial Data

September 30, 2020

(amounts in 000's except ratios)

(Unaudited)

		Less:	Plus:	Trailing
	12 Months Ended	Nine Months Ended	Nine Months Ended	12 Months Ended
	December 31,	September 30,	September 30,	September 30,
	2019	2019	2020	2020
Trailing 12 Month Consolidated Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA") (1)
Net income (loss)	$13,279	$9,438	$(4,181)	$(340)
Exclusions:
Gain (loss) on sale of assets	(112)	(86)	1,234	1,208
Gain on insurance proceeds	16	11	213	218
Interest income	610	485	141	266
Impairment of intangible assets	—	—	(5,149)	(5,149)
Other	190	239	119	70
Total exclusions	704	649	(3,442)	(3,387)
Consolidated adjusted net income (loss) (1)	12,575	8,789	(739)	3,047
Plus: Interest expense	735	572	265	428
Income tax expense (benefit)	5,420	3,860	(1,975)	(415)
Depreciation & amortization expense	6,945	5,108	4,993	6,830
Non-cash stock based compensation expense	2,129	1,656	1,799	2,272
Trailing twelve month consolidated EBITDA (1)	$27,804	$19,985	$4,343	$12,162

Total long-term debt, including current maturities				$10,000
Divided by trailing twelve month consolidated EBITDA (1)				12,162
Leverage ratio				0.82

(1)	As defined in the Company's credit facility.

Saga Communications, Inc.

Selected Supplemental Financial Data

For The Three and Nine Months Ended

September 30, 2020 and 2019

(amounts in 000’s except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating income to station operating income reconciliation:
Operating income (loss)	$247	$4,801	$(6,245)	$13,374
Plus:
Corporate general and administrative	2,838	2,788	8,923	8,179
Other operating expense (income), net	50	85	(1,234)	86
Impairment of broadcast licenses	1,392	—	5,149	—
Station depreciation and amortization	1,556	1,637	4,769	4,894
Station Operating income	$6,083	$9,311	$11,362	$26,533